    As filed with the Securities and Exchange Commission on January 12, 1999
                                                    Registration No. 333-______
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                             ----------------------
                                 SUPERGEN, INC.
             (Exact name of Registrant as specified in its charter)
                             ----------------------
        DELAWARE                       2834                    91-1841574
    (State or other        (Primary Standard Industrial      (I.R.S. Employer
    jurisdiction of         Classification Code Number)       Identification
    incorporation or                                             Number)
     organization)
                            Two Annabel Lane, Suite 220
                            San Ramon, California 94583
                                  (925) 327-0200
   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)
                             ----------------------
                                 JOSEPH RUBINFELD
                      President and Chief Executive Officer
                                  SuperGen, Inc.
                            Two Annabel Lane, Suite 220
                            San Ramon, California 94583
                                  (925) 327-0200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ----------------------
                                    Copies to:
                                John V. Roos, Esq.
                         Wilson Sonsini Goodrich & Rosati
                             Professional Corporation
                                650 Page Mill Road
                             Palo Alto, CA 94304-1050
                                  (650) 493-9300
                             ----------------------
     Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ----------------------
                           CALCULATION OF REGISTRATION FEE

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---------------------------------------------------------------------------------
     Title of Each Class                Proposed
of Securities to be Registered      Maximum Aggregate      Amount of Registration
                                    Offering Price (1)             Fee (1)
---------------------------------------------------------------------------------
Common Stock $0.001 par value . .   $     20,000,000         $      5,560
---------------------------------------------------------------------------------
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

(1) The maximum aggregate offering price of the Common Stock registered hereunder will not exceed $20,000,000. Pursuant to Rule 457(o) under the Securities Act, the registration fee is calculated on the aggregate maximum offering price of the Common Stock, and the table does not specify information about the amount of shares to be registered or the proposed maximum offering price per share.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                    SUBJECT TO COMPLETION, DATED JANUARY 12, 1999

                                    $20,000,000

                                   SUPERGEN, INC.

                                    COMMON STOCK


     This Prospectus is part of a Registration Statement we filed with the Securities and Exchange Commission using a "shelf" registration process. This means:

- we may issue up to $20,000,000 of Common Stock from time to time;
- we will circulate a Prospectus Supplement each time we plan to issue the Common Stock;
- the Prospectus Supplement will inform you about the specific terms of that offering and also may add, update or change information contained in this Prospectus; and
- you should read this Prospectus and any Prospectus Supplement carefully before you invest.

     Our Common Stock is listed on the Nasdaq National Market under the symbol "SUPG". On January 11, 1999, the last reported sale price for the Common Stock on the Nasdaq National Market was $10.44 per share.

     SEE "RISK FACTORS" BEGINNING AT PAGE 3 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is January __, 1999.

                         WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington D.C. is located at 450 Fifth Street, N.W.
Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Common Stock:

- Annual report on Form 10-K for the fiscal year ended December 31, 1997;

- Proxy Statement for the 1998 Annual Meeting of Stockholders;

- Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1998;

- The description of our Common Stock contained in our Registration Statement on Form 8-A, filed on January 18, 1996, including any amendment or report filed for the purpose of updating such description; and

- All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 1997.

     We have also filed a registration statement on Form S-3 (the "Registration Statement") with the SEC under the Securities Act of 1933. This Prospectus does not contain all of the information set forth in the Registration Statement. You should read the Registration Statement for further information about our company and the Common Stock. You may request a copy of these filings at no cost. Please direct your requests to:

     SuperGen, Inc.
     Two Annabel Lane, Suite 220
     San Ramon, California 94583
     Attn:  Investor Relations
     (925) 327-0200

     You should rely only on the information incorporated by reference or provided in this Prospectus or any Prospectus Supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the Common Stock in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front page of those documents.

                      NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms such as "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning are considered to imply uncertainty and are forward-looking statements.

     Forward looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this Prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this Prospectus, in the materials referred to in this Prospectus, in the materials incorporated by reference into this Prospectus, or in our press releases.

     No forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement.

                                     THE COMPANY

     We are an emerging pharmaceutical company dedicated to the acquisition, rapid development and commercialization of products for the treatment of life-threatening diseases, particularly cancer. We seek to minimize the time, expense and technical risk associated with drug commercialization by identifying, acquiring and developing pharmaceutical compounds in the later stages of development, rather than committing significant resources to the research phase of drug discovery. Our efforts to commercialize our products are now focused on two proprietary compounds, Nipent -Registered Trademark-and RFS 2000, and on the Extra platform, our proprietary drug delivery technology that we believe has the potential to significantly enhance many established and widely used anticancer and other drugs. We are managed by a team of senior executives, many of whom played a leading role in developing and commercializing successful anticancer drugs at Bristol-Myers Squibb Company and other leading pharmaceutical companies.

     We incorporated in March 1991 as a California corporation and changed our state of incorporation to Delaware on November 3, 1997. Our executive offices are located at Two Annabel Lane, Suite 220, San Ramon, California, and our telephone number at that address is (925) 327-0200.

                                    RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

     IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS OR CASH FLOWS COULD BE ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

     THIS PROSPECTUS ALSO CONTAINS AND INCORPORATES BY REFERENCE
FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

HISTORY OF LOSSES AND UNCERTAIN FUTURE PROFITABILITY

     We have incurred cumulative losses of $51.5 million for the period from inception through September 30, 1998. These losses included non-cash charges of $7.5 million for the acquisition of in-process research and development. We have not achieved profitability and expect to continue to incur substantial operating losses at least through 1999. Substantially all of our revenues have come from sales of Nipent -Registered Trademark-, and we expect this trend to continue for some time. Although we have received marketing approval to sell Nipent -Registered Trademark- manufactured at our designated vendors' manufacturing sites, our ability to achieve profitability will depend on our ability to develop, obtain regulatory approval for and successfully market Nipent -Registered Trademark- for other indications, and bring several of the Company's other proprietary products to market. Our ability to become profitable will also depend upon a variety of other factors, including the following:

- The price, volume and timing of sales of products;

- The mix between Nipent -Registered Trademark- sales in the United States and those under a supply agreement with Warner-Lambert Company for sales outside North America;

- Variations in gross margins of our products, which may be affected by sales mix and competitive pricing pressures;

- Regulatory approvals of new products or expanded labeling of existing products;

- Changes in the level of our research and development, including the timing of any expansion of clinical trials; and

- Acquisitions of products or technology.

     Our long-term success will also be affected by expenses, difficulties and delays frequently encountered in developing and commercializing new pharmaceutical products, competition, and the burdensome regulatory environment in which we operate. We cannot be certain that we will ever achieve significant revenues or profitable operations.

EARLY STAGE OF DEVELOPMENT OF PROPRIETARY PRODUCTS

     Our proposed proprietary products are in the development rather than the research stage. However, all of our proposed products must be developed significantly before they can be brought to market. Although we believe that our preclinical and pilot clinical studies support further development of our proprietary products, the results we have obtained to date do not necessarily indicate results of further testing, including controlled human clinical testing. All of the potential proprietary products that we are currently developing will require extensive clinical testing before we can submit any regulatory application for their commercial use.

UNCERTAINTY OF PRODUCT DEVELOPMENT

     Our proposed proprietary products and our proposed Extra and generic products are subject to the risks of failure inherent in the development of pharmaceutical products. These risks include the following:

- Some of our potential products may be found to be unsafe or ineffective, or may fail to receive the necessary regulatory clearances in a timely fashion, if at all;

- Our products, if safe and effective, may be difficult to manufacture on a large scale or may be uneconomical to market;

- The proprietary rights of third parties may preclude us from marketing such products; and

- Third parties may market more effective or less costly products for treatment of the same diseases.

     As a result, we cannot be certain that any of our products will be successfully developed, receive required governmental regulatory approvals on a timely basis, become commercially viable or achieve market acceptance. Also, we have only limited experience in conducting clinical trials and other aspects of the regulatory process.

     Generic products and Extra products based on generic products are also subject to additional risks. These risks relate to their dependence on the expiration or anticipated expiration of the patents for the underlying drug. For instance, although the original period of exclusivity for Taxol expired in December 1997 and the patent for cisplatin expired in December 1996, continuing issues exist relating to additional patents outstanding. We cannot be certain that the issues relating to these patents will be resolved favorably or in a timely manner. In addition, similar patent or other intellectual property issues could affect other Extra and generic products or potential products. An unfavorable resolution or significant delays in the resolution of such issues could significantly limit or prevent our ability to compete in these marketplaces and could adversely effect our business, results of operations and cash flows. In addition, because of the lack of proprietary protection of generic products, such products brought to market could face intense competition and prices and gross profit margins could be significantly eroded. See "--Competition."

NEED FOR ADDITIONAL FINANCING

     We expect that we will need substantial additional funding. Our funding needs will be determined by many factors, including the following:

- The progress of our development programs;

- The availability of additional drugs or drug candidates for acquisition or in-licensing;

- The availability of companies as potential acquisition or merger candidates;

- Future revenue growth, if any;

- The amount of cash generated, if any, by our operations;

- The timing and receipt of regulatory approvals;

- The costs involved in preparing, filing, prosecuting, maintaining, enforcing and defending patent claims and other intellectual property rights;

- Developments related to reimbursement matters;

- Competing technological and market developments; and

- The need for additional office and manufacturing facilities to accommodate growth.

     Based on our current operating plan, without giving effect to the sale of any Common Stock in the offering covered by this prospectus, we anticipate that our existing capital resources will be adequate to fund operations and capital expenditures for the next twelve months. However, if we experience unanticipated cash requirements during this period, we could require additional funds much sooner. Although we may receive funds from the sale of equity securities, including the sale of Common Stock pursuant to this offering, or the exercise of outstanding warrants and options to acquire common stock, we cannot be certain that any such funding will occur, or if it occurs, that it will be on terms favorable to the Company. If we fail to obtain adequate financing in a timely manner our business, results of operations and cash flows will be adversely affected. In addition, if we raise funds by issuing additional equity securities, including the sale of Common Stock pursuant to this offering, or the exercise of outstanding warrants, our results per share could be adversely affected.

NEED TO COMPLY WITH GOVERNMENTAL REGULATIONS AND TO OBTAIN PRODUCT APPROVALS

     Our research, testing, manufacturing, labeling, distribution, marketing and advertising activities are regulated extensively by governmental authorities in the United States and other countries. The United States Food and Drug Administration (the "FDA") and comparable agencies in foreign countries impose substantial requirements on our ability to introduce new pharmaceutical products through lengthy and detailed clinical testing procedures, sampling activities and other costly and time-consuming compliance procedures. Our proprietary drugs and Extra drugs may require substantial clinical trials and FDA review as new drugs. Our generic drugs require both approval of the bulk source of the drug and FDA approval of their final formulation. While we have obtained clearance from the FDA related to our Nipent -Registered Trademark- manufacturing processes, marketing approval for internally developed mitomycin and approval of sources of bulk drugs for certain of our Extra and generic products, we have not yet received marketing approval for any of our internally developed proprietary products. We cannot be certain that we will obtain any additional manufacturing or marketing approvals.

     We cannot predict with certainty if or when we might submit for regulatory review those products currently under development. Once we submit our potential products for review, we cannot be certain that the FDA or other regulatory agencies will grant approvals for any of our pharmaceutical products on a timely basis or at all. For example, we initially believed that the approval process for our Extra products would be abbreviated. However, the FDA is reviewing Mito Extra, our first Extra product submission, as a new drug. A delay in obtaining or failure to obtain such approvals may adversely affect our business, results of operations and cash flows. If we fail to comply with regulatory requirements, we could be subjected to regulatory or judicial enforcement actions, including product recalls or seizures, injunctions, civil penalties, criminal prosecution, refusals to approve new products, withdrawal of existing approvals, and potentially enhanced product liability exposure. Sales of our products outside the United States will be subject to regulatory requirements governing clinical trials and marketing approval. These requirements vary widely from country to country and could delay the introduction of our products in those countries.

UNCERTAINTY OF PROTECTION OF PATENTS AND PROPRIETARY TECHNOLOGY

     We actively seek patent protection for our proprietary products and technologies. We have a number of United States patents and also have licenses to or assignments of numerous issued United States patents.
However, we cannot be certain that our patent position will provide us with significant protection against competitors. Litigation could be necessary to protect our patent position, and we cannot be certain that we will have the required resources to pursue such litigation or otherwise to protect our patent rights. In addition to pursuing patent protection in appropriate cases, we also rely on trade secret protection for unpatented proprietary technology. However, trade secrets are difficult to protect. We may be adversely affected if others independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets, if our trade secrets are disclosed or if we cannot effectively protect our rights to unpatented trade secrets.

     Our proprietary products are dependent upon compliance with certain licenses and agreements. These licenses and agreements require us to make certain royalty and other payments, reasonably exploit the underlying technology of the applicable patents, and comply with certain regulatory filings. If we fail to comply with such licenses and agreements, we could lose the underlying rights to one or more of these potential products, which would adversely effect our business, results of operations and cash flows.

     Claims may be brought against us in the future based on patents held by others. Such other persons could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product. If any actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected product. We cannot be certain whether we would prevail in any such action or that any license required under any such patent would be made available on acceptable terms, if at all. There has been, and we believe that there will continue to be, significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights. If we become involved in any litigation, it could consume a substantial portion of our resources, regardless of the outcome of such litigation.

COMPETITION

     Many public and private companies, including leading pharmaceutical companies, are engaged in developing and selling products for certain of the applications the Company is pursuing. Our competitors and probable competitors include Ortho Biotech, Amgen Inc., Gensia, Inc., Bristol-Myers Squibb Company and Immunex Corp. These companies have substantially greater financial, research and development, manufacturing and marketing experience and resources than we do and represent substantial long-term competition for us. Such companies may succeed in developing pharmaceutical products that are more effective or less costly than any that we may develop or market.

     Factors affecting competition in the pharmaceutical industry vary depending on the extent to which the competitor is able to achieve a competitive advantage based on proprietary technology. If we are able to establish and maintain a significant proprietary position with respect to our proprietary products, competition will likely depend primarily on the effectiveness of the product and the number, gravity and severity of its unwanted side effects as compared to alternative products. Competition for generic products is based primarily on price and, to a lesser extent, on name recognition and the reputation of the manufacturer in its target markets. Moreover, the number of competitors offering a particular generic product could dramatically affect price and gross margin for that product, or an Extra product based on such generic product. We may be at a disadvantage in competing with more established companies on the basis of price or market reputation. In addition, a significant number of Extra products that we are currently developing consist of, or are based upon, generic products for which patent protection has expired or is expected to expire. Increased competition in a particular generic market would likely lead to significant price erosion for our generic products and Extra products based on such generic products, which would adversely affect our sales and potential gross profit margins. For example, we believe that the total estimated U.S. sales for mitomycin, bleomycin, etoposide and cisplatin, as well as other of our proposed generic products and generic products upon which we propose to base Extra products, have decreased in recent years due to increased competition. We also believe that sales volumes and unit prices of these generics may continue to decrease as a result of competitive factors, including the following:

- The introduction of additional generics as well as other anticancer drugs;

- The desire of some companies to increase their market share; and

- New formulations for these drugs and the use of different therapies.

     Our industry is characterized by extensive research and development efforts and rapid technological progress. Although we believe that our proprietary position gives us a competitive advantage with respect to our proposed non-generic drugs, new developments are expected to continue and discoveries by others may render our current and potential products noncompetitive. In addition, we have only limited experience in selling and marketing pharmaceutical products. Our competitive position also depends on our ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, implement development and marketing plans, obtain patent protection and secure adequate capital resources.

MANUFACTURING LIMITATIONS, INCLUDING RELIANCE ON THIRD PARTIES

     We currently rely on vendors for manufacturing activities related to Nipent -Registered Trademark- and our generic version of mitomycin. The facilities used by these vendors have passed plant inspections required by the FDA prior to market clearance of all pharmaceutical products. The FDA conducts these inspections to ensure compliance with current Good Manufacturing Practices ("cGMP") regulations enforced by the FDA. If the facilities fail to maintain their cGMP status, or there is an interruption at any of these facilities due to the occurrence of a fire, natural disaster, equipment failure or other condition, we may not be able to locate other facilities that are FDA-approved for manufacturing activities in a timely manner or on commercially acceptable terms.

     In addition, we store the majority of our Nipent -Registered Trademark-crude concentrate at a single storage location. Improper storage, fire, natural disaster, theft or other conditions at this location that may lead to the loss or destruction of our Nipent -Registered Trademark- crude concentrate could adversely affect our business, results of operations and cash flows. We are currently negotiating a long-term agreement with the vendor that purifies our current supply of crude concentrate to continue its purification services. However, we cannot be certain that we will be able to finalize such an agreement. If we are not able to do so, our supply of Nipent -Registered Trademark- may be interrupted while we seek to locate another facility and to have that facility approved by the FDA. Such a delay could adversely affect our business, results of operations and cash flows.

     We will encounter similar issues with respect to any potential products that the FDA clears for sale. We must establish and maintain relationships with manufacturers to produce and package our finished pharmaceutical products, including RFS 2000. In addition, the facilities used by these contract manufacturers must be cleared by the FDA. If we are unable to obtain or retain third-party manufacturing on commercially acceptable terms or obtain necessary FDA clearances to manufacture the products currently being developed, we may not be able to commercialize pharmaceutical products as planned. Our dependence upon third parties for the manufacture of pharmaceutical products may adversely affect our profit margins and our ability to develop and deliver pharmaceutical products on a timely and competitive basis.

     We currently rely on foreign manufacturers for the production of certain bulk Extra and generic formulations and on domestic manufacturers to supply sufficient quantities of compounds to conduct clinical trials on proposed proprietary products. If we are unable to contract for or obtain a sufficient supply of potential pharmaceutical products on acceptable terms, or such supplies are delayed or contaminated, we could experience significant reductions in sales, delays in bringing our proposed proprietary, Extra and generic products to market, delays in preclinical and human clinical testing schedules, and delays in submitting products for regulatory approval and initiating new development programs. Any of these factors could adversely affect our business, results of operations and cash flows.

     We do not currently intend to manufacture any pharmaceutical products, although we may choose to do so in the future. If we decide to manufacture products, we would be subject to the regulatory requirements described above, would be subject to similar risks regarding delays or difficulties encountered in manufacturing any such pharmaceutical products and would require additional facilities and substantial additional capital. In addition, we have only limited experience in manufacturing pharmaceutical products. We cannot be certain that we would be able to manufacture any such products successfully and in a cost-effective manner.

DEPENDENCE ON KEY PERSONNEL

     Our success is dependent on certain key management and scientific personnel, including Dr. Joseph Rubinfeld, the loss of whose services could significantly affect our ability to achieve our planned development objectives. We maintain a key man life insurance policy in the amount of $2.1 million on Dr. Rubinfeld. Henry Settle resigned as Chief Financial Officer in March 1998 but agreed to remain as an employee for a reasonable period until his successor is hired. The loss of key personnel, or the inability to attract and retain the additional, highly skilled personnel required for the expansion of our activities, could adversely affect our business, results of operations and cash flows.

HEALTH CARE REFORM AND POTENTIAL LIMITATIONS ON THIRD-PARTY REIMBURSEMENT RELATED MATTERS

     Revenues and profitability of pharmaceutical companies may be affected by the continuing effort of governmental and third-party payors to contain or reduce the costs of health care. We cannot predict the effect that health care reforms may have on our business, and it is possible that any such reforms will adversely affect our business. In addition, in both the United States and elsewhere, sales of prescription pharmaceuticals are dependent in part on the availability of reimbursement to the consumer from third-party payors, such as government and private insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services. We cannot be certain that our current and proposed products will be considered cost-effective and that reimbursement to the consumer will be available or will be sufficient to allow us to sell products on a competitive basis.

RISK OF PRODUCT LIABILITY

     Clinical trials or marketing of any of our current and potential pharmaceutical products may expose us to liability claims from the use of such pharmaceutical products. We currently carry product liability insurance; however, we cannot be certain that we will be able to maintain insurance on acceptable terms for clinical and commercial activities or that such insurance would be sufficient to cover any potential product liability claim or recall. If we fail to have sufficient coverage, our business, results of operations and cash flows could be adversely affected.

HAZARDOUS MATERIALS; ENVIRONMENTAL MATTERS

     We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and certain waste products. We currently maintain a supply of several hazardous materials at our facilities. While we currently outsource our research and development programs involving the controlled use of biohazardous materials, if in the future we conduct such programs, we might be required to incur significant cost to comply with environmental laws and regulations. In the event of an accident, we could be held liable for any damages that result, and such liability could exceed our resources.

ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS

     Certain provisions of our Certificate of Incorporation and Bylaws make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

- authorization of the issuance of up to 2,000,000 shares of Preferred Stock;

- elimination of cumulative voting; and

- elimination of stockholder action by written consent.

     The Bylaws establish procedures, including advance notice procedures, with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors or for stockholder proposals to be submitted at stockholder meetings. We are also subject to
Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 of the Delaware General Corporation Law prevents a person owning 15% or more of a corporation's outstanding voting stock ("Interested Stockholder") from engaging in a "business combination" (as defined in the Delaware General Corporation Law) with a Delaware corporation for three years following the date such person become an Interested Stockholder, subject to certain exceptions such as the approval of the board of directors and of the holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Company. We believe that the benefits of increased protection of the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

CONTROL BY EXISTING STOCKHOLDERS

     As of September 30, 1998 our officers and directors beneficially owned approximately 31% of the outstanding shares of Common Stock. Beneficial ownership includes shares of Common Stock subject to options exercisable within 60 days of September 30, 1998. These stockholders, if acting together, may be able to elect all of our directors, and otherwise significantly influence matters requiring approval by our stockholders. This concentration of ownership and the lack of cumulative voting may also delay or prevent a third party from acquiring us.

POSSIBLE VOLATILITY OF COMMON STOCK PRICE

     The trading prices of our Common Stock are subject to significant fluctuations in response to such factors as, among others, variations in anticipated or actual results of operations, announcements of new products or technological innovations or competitors, FDA approval or rejection of pending applications and changes in earnings estimates by analysts.
Moreover, the stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which have often been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of our Common Stock.

     In the past, following periods of volatility in the market price of a company's common stock, securities class actions have been brought against the issuing company. Such litigation could be brought against us in the future. Such litigation could be expensive and divert management's attention and resources, which adversely affect our business and results of operations.
 If such litigation is determined against us, we could also be subject to significant liabilities.

DIRECTION AS TO USE OF PROCEEDS

     Our management can spend the proceeds from this offering in ways with which you may not agree. We cannot predict that the proceeds will be invested to yield a favorable return.

SHARES ELIGIBLE FOR FUTURE SALE

     If our stockholders sell substantial amounts of our Common Stock in the public market following their offering, the market price of our Common Stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a price we deem appropriate.

     As of September 30, 1998, we had 20,381,439 shares of Common Stock outstanding. Of these shares, approximately 20,300,000 shares were eligible for sale in the public market.

ADDITIONAL SHARES RESERVED FOR FURTHER ISSUANCE

     As of September 30, 1998, we had reserved an additional 8,970,419 shares of Common Stock for future issuance upon exercise or conversion of outstanding options and warrants and convertible securities. If these securities are exercised, you may experience significant dilution in the book value and earnings per share of your Common Stock.

IMPACT OF THE YEAR 2000 ISSUE

     The Year 2000 issue is the result of computer software applications being written using two rather than four digits to define a year. On January 1, 2000, computer equipment and programs that have time sensitive software may not be able to distinguish whether "00" means 1900 or 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     We converted to new accounting software in 1998 and that software properly recognizes dates beyond December 31, 1999. We have determined that no other software programs currently in use by the Company will require significant modification or replacement to properly recognize dates beyond December 31, 1999. We have initiated and maintained formal communications with significant contract manufacturers, contract research organizations and certain other vendors to determine the extent to which we are vulnerable to those third parties' failure to remediate their own Year 2000 issues. Based upon those communications, we believe that all significant computer software programs utilized by third parties upon which we rely are either Year 2000 compliant or will be converted to Year 2000 compliance prior to December 31, 1999.

     The total estimated cost of addressing and mitigating our Year 2000 issue is less than $10,000.

     One or more of our or our business partners' software applications may prove to be non-Year 2000 compliant. In that case, we may experience difficulties on and after January 1, 2000. The worst case Year 2000 scenario envisioned by our management would involve delays in invoicing and shipping, inventory production, and clinical trial documentation. We believe that such delays, if encountered, would be addressed quickly and would not result in a material adverse affect upon our business, results of operations, or cash.

     We are in the process of developing a contingency plan to address a worst case Year 2000 scenario as described above and plan to complete this contingency plan in the first quarter of 1999.

                                  USE OF PROCEEDS

     Unless otherwise indicated in the applicable Prospectus Supplement, we plan to use the net proceeds from the sale of Common Stock for general corporate purposes, including capital expenditures and to meet working capital needs. We expect from time to time to evaluate the acquisition of businesses and products for which a portion of the net proceeds may be used.

     Pending such uses, we will invest the net proceeds in interest-bearing securities. Each time we sell the Common Stock, we will provide a Prospectus Supplement that will contain information about how we intend to use the net proceeds from the Common Stock sold at that time.

                                   DIVIDEND POLICY

     We have not declared or paid cash dividends on our Common Stock. We currently intend to retain all future earnings to fund the operation of our business and, therefore, we do not anticipate paying dividends in the foreseeable future. Future cash dividends, if any, will be determined by the Board of Directors.

                                 PLAN OF DISTRIBUTION

     We may offer the Common Stock directly to purchasers, to or through underwriters, through dealers or agents, or through a combination of such methods.

     If underwriters are used in an offering of the Common Stock, we will execute an underwriting agreement with such underwriters and will set out the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a Prospectus Supplement. If an underwriting syndicate is used, the managing underwriter(s) will be set forth on the cover of a Prospectus Supplement. Common Stock will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If dealers are used in an offering of the Common Stock, we will sell the Common Stock to the dealers as principals. The dealers then may resell such shares of Common Stock to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be set forth in a Prospectus Supplement.

     If agents are used in an offering of the Common Stock, the names of the agents and the terms of the agency will be set forth in a Prospectus Supplement. Unless otherwise indicated in a Prospectus Supplement, the agents will act on a best-efforts basis for the period of their appointment.

     Dealers and agents named in a Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act of 1933) of the Common Stock described therein. Underwriters, dealers and agents, may be entitled to indemnification by our Company against certain liabilities (including liabilities under the Securities Act of 1933) under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a Prospectus Supplement.

     We may solicit offers to purchase the Common Stock from, and sell the Common Stock directly to, institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resales thereof. The terms of any offer will be set forth in a Prospectus Supplement.

     Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, our Company in the ordinary course of business.

     If so indicated in a Prospectus Supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase our Common Stock pursuant to contracts providing for payment and delivery on a future date. We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of our Common Stock will not be illegal, at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.

     To facilitate an offering of a series of the Common Stock, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Common Stock. This may include over-allotments of the Common Stock. Over-allotments involve the sale by persons participating in the offering of more Common Stock than we have sold to them. In such circumstances, these persons would cover over-allotments by purchasing our Common Stock in the open market or by exercising their over-allotment options. In addition, such persons may stabilize or maintain the price of our Common Stock by bidding for or purchasing our Common Stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed if the Common Stock they sell is repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Common Stock at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may discontinue at any time.

                                   LEGAL MATTERS

     The validity of the issuance of Common Stock will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

                                       EXPERTS

     The consolidated financial statements of SuperGen, Inc. included in SuperGen, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR SEEK AN OFFER TO BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THE SHARES.

                      ----------------------


                          TABLE OF CONTENTS

                                                            PAGE
                                                            ----
 Where You Can Find More Information . . . . . . . . .        2
 Note Regarding Forward-Looking Statements . . . . . .        2
 The Company . . . . . . . . . . . . . . . . . . . . .        3
 Risk Factors  . . . . . . . . . . . . . . . . . . . .        3
 Use of Proceeds . . . . . . . . . . . . . . . . . . .       10
 Dividend Policy       . . . . . . . . . . . . . . . .       10
 Plan of Distribution  . . . . . . . . . . . . . . . .       10
 Legal Matters . . . . . . . . . . . . . . . . . . . .       11
 Experts . . . . . . . . . . . . . . . . . . . . . . .       11

                      ----------------------

                            $20,000,000

                           SUPERGEN, INC.

                           Common Stock
                      ----------------------

                            PROSPECTUS

                      ----------------------

                           January __, 1999

                                PART II
                INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth expenses payable by the Registrant in connection with this Prospectus dated January __, 1999. All of the amounts shown are estimates except the SEC registration fee.

                                                           AMOUNT TO BE PAID
                                                           -----------------
    SEC registration fee  . . . . . . . . . . . . . .          $ 5,560

    Legal fees and expenses . . . . . . . . . . . . .           20,000

    Accounting fees and expenses  . . . . . . . . . .            5,000

    Miscellaneous expenses  . . . . . . . . . . . . .            3,540

    Total . . . . . . . . . . . . . . . . . . . . . .          $34,100
                                                               -------


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees or other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses incurred) under certain circumstances for liabilities arising under the Securities Act. The Registrant's Certificate of Incorporation (Exhibit 3.1 hereto) and Bylaws (Exhibit 3.2 hereto) provide indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements with its directors and officers.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER    DESCRIPTION OF DOCUMENT
------    -----------------------
 3.1      Certificate of Incorporation of the Registrant (1)
 3.2      Bylaws, as amended, of the Registrant (2)
 5.1      Opinion of Wilson Sonsini Goodrich & Rosati, P.C.*
23.1      Consent of Ernst & Young LLP, Independent Auditors
23.2      Consent of Counsel (included in Exhibit 5.1)
24.1      Power of Attorney (included on page II-4)

--------------
*    To be filed by amendment.

(1) Incorporated by reference from the Registrant's Proxy Statement filed with the Securities and Exchange Commission on April 25, 1997.

(2) Incorporated by reference from the Registrant's Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 1998.

ITEM 17.  UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)  The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Ramon, state of California, on January 12, 1999.

                                        SUPERGEN, INC.
                                        By:  /s/ Joseph Rubinfeld
                                             -------------------------
                                             Joseph Rubinfeld
                                             CHIEF EXECUTIVE OFFICER,
                                             PRESIDENT AND DIRECTOR

                                 POWER OF ATTORNEY

     We, the undersigned officers and directors of SuperGen, Inc. hereby constitute Joseph Rubinfeld our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable SuperGen, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney has been signed below by the following persons in the capacities and on the dates indicated.

         SIGNATURE                        TITLE                            DATE
         ---------                        -----                            ----
 By:/s/ Joseph Rubinfeld      Chief Executive Officer, President         January 12, 1999
    -----------------------   and Director
    Joseph Rubinfeld          (Principal Executive Officer)

 By:/s/ Kevin C. Lee          Controller (Principal Accounting           January 12, 1999
    -----------------------   Officer)
    Kevin C. Lee

 By:/s/ Denis Burger          Director                                   January 12, 1999
    -----------------------
    Denis Burger

 By:                          Director                                   January 12, 1999
    -----------------------
    Lawrence J. Ellison

 By:                          Director                                   January 12, 1999
    -----------------------
    Julius Vida

 By:/s/ Daniel Zurr           Director                                   January 12, 1999
    -----------------------
    Daniel Zurr

                                  INDEX TO EXHIBITS

 EXHIBIT
 NUMBER    DESCRIPTION OF DOCUMENT
 ------    -----------------------
   3.1     Certificate of Incorporation of the Registrant (1)
   3.2     Bylaws, as amended, of the Registrant (2)
   5.1     Opinion of Wilson Sonsini Goodrich & Rosati, P.C.*
  23.1     Consent of Ernst & Young LLP, Independent Auditors
  23.2     Consent of Counsel (included in Exhibit 5.1)
  24.1     Power of Attorney (included on page II-4)

--------------
*    To be filed by amendment.

(1) Incorporated by reference from the Registrant's Proxy Statement filed with the Securities and Exchange Commission on April 25, 1997.

(2) Incorporated by reference from the Registrant's Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 1998.